Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMPLIPHI BIOSCIENCES CORPORATION

(a Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act (the “WBCA”), RCW 23B.10.020, RCW 23B.10.030 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

First: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

Second: On September 28, 2018, the Board of Directors of the Corporation adopted resolutions amending its Amended and Restated Articles of Incorporation (“Amended Articles”), as follows:

Section 4.1 of Article 4 of the Amended Articles is hereby amended and restated to read in its entirety as follows:

“4.1 Authorized Capital.

The total authorized stock of this corporation shall consist of 217,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.”

THIRD: The foregoing amendment was submitted to the shareholders of the Corporation for their approval at the Corporation’s annual meeting of shareholders which was duly called and held, upon notice, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. Accordingly, said amendment was duly adopted in accordance with the provisions of RCW 23B.10.030.

FOURTH: These Articles of Amendment shall become effective upon filing with the Secretary of State of the State of Washington.

IN WITNESS WHEREOF, AmpliPhi Biosciences Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on December 17, 2018.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Paul C. Grint, M.D.
Paul C. Grint, M.D.
Chief Executive Officer